Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:                 Paul D. Geraghty, President and CEO
PHONE:                      215-513-2391

MICHAEL L. BROWNE RESIGNS FROM
HARLEYSVILLE NATIONAL CORPORATION’S BOARD OF DIRECTORS

Harleysville, PA—June 18, 2009—Harleysville National Corporation (NASDAQ: HNBC), parent company of Harleysville National Bank and Trust Company, today announced it received the resignation of Michael L. Browne, effective immediately, from the boards of directors of Harleysville National Corporation and Harleysville National Bank and Trust Company.  The resignation was not the result of a disagreement with the Corporation on any matter relating to the Company’s operations, policies or practices.

The Board of Directors thanks Mr. Browne for his service and contributions to the Corporation and Bank.

About Harleysville

Harleysville National Corporation, with assets of $5.6 billion, is the holding company for Harleysville National Bank (HNB).  Investment Management and Trust Services are provided through Millennium Wealth Management and Cornerstone, divisions of HNB, with assets under management of $2.5 billion.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under NASDAQ Global Select Market ®. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

Safe Harbor

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strategic initiatives may not be completed on satisfactory terms or at all; increased demand or prices for the Corporation’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of the Corporation’s business strategy due to changes in current or future market conditions; effects of deterioration of economic conditions on customers specifically the effect on loan customers to repay loans; inability of the Corporation to raise or achieve desired or required levels of capital; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.